Exhibit 99.1

CORUS BANKSHARES REPORTS
RECORD EARNINGS

           CHICAGO, April 17 /PRNewswire-FirstCall/ -- Corus Bankshares Inc.
(Nasdaq: CORS) — Corus reports 2006 first quarter earnings of $43.4 million, or $1.50 per diluted share, up 54% from $28.1 million, or $0.97 per diluted share, in the first quarter of 2005.

          “It is all the more gratifying that these results come on the heels of our best year ever,” said Robert J. Glickman, President and Chief Executive Officer.  Some highlights related to the current quarter’s results include:

—	Total assets crossed $9.2 billion, up $3.6 billion or 65% compared to one year ago;

—

The commercial real estate loan portfolio, which includes unfunded commitments, reached $9.0 billion, a new record.  Additionally, our “pipeline” of pending loans (detailed further in the report), stands at over $5.8 billion;

—	Commercial real estate loan originations in the first quarter totaled $1.3 billion and $5.6 billion over the last 12 months;

—	Deposits hit $8.0 billion, an increase of $3.4 billion, or 73%, since March 31, 2005; and

—	Net interest income of $83.8 million, an increase of 63% compared to the first quarter of 2005.

          I am also extremely pleased to report that this quarter marks the 25th quarter in a row without a single commercial real estate loan charge-off.  The last time Corus experienced a commercial real estate loan charge-off was over 6 years ago in 1999.

          Finally, as always, we watch our costs very closely.  Our first quarter efficiency ratio was just 19.5%, among the best in the industry.”

          Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. The Bank holds loans of up to $150 million for its own account and also syndicates larger transactions.

          This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology.  By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

—

The general state of the economy, particularly continued strength in the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, higher interest rates, could adversely affect: 1) Corus’ ability to maintain its current level of loan originations, and/or 2) the credit quality of loans;

—	The impact of competitors’ pricing initiatives on loan and deposit products;

—	The timing of drawdowns on unfunded loan commitments and paydowns of existing loans;

—	Corus’ ability to attract and retain sufficient cost-effective funding to support marginal loan growth;

—	Corus’ ability to access the capital markets, particularly for the issuance of Trust Preferred securities;

—	Corus’ ability to maintain and access any line(s) of credit;

—	The extent of defaults and losses given default and how those results compare to Corus’ estimates;

—	Changes in management’s estimate of the adequacy of the allowance for credit losses;

—	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;

—	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing the loans; and

—	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.

          Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release.  Additional information that could affect the Company’s financial results is included in the Company’s 2005 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2006	2005	2004

For the Three Months Ended March 31:
Net income	$43,389	$28,120	$17,935
Basic earnings per share	1.55	1.01	0.64
Diluted earnings per share	1.50	0.97	0.62
Average earning assets	8,712,699	5,192,803	3,538,422
Net interest income (fully taxable equivalent)	84,636	52,195	37,399
Noninterest income (without securities gains/losses)	3,340	3,543	3,483
Net operating revenue (1)	87,976	55,738	40,882
Cash dividends declared per common share	0.400	0.350	0.313
Net interest margin (fully taxable equivalent)	3.89%	4.02%	4.23%
Return on average equity	24.7%	18.7%	13.1%
Return on average assets	2.0%	2.1%	2.0%
Efficiency ratio (2)	19.5%	25.9%	34.8%
Capital Ratios at March 31:
Leverage (Tier 1 capital to quarterly average assets)	10.24%	14.19%	17.49%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	11.32%	13.80%	18.42%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	14.24%	16.74%	21.04%
Common equity to total assets	7.87%	10.80%	14.97%
Common Stock Data at March 31:
Market price per common share	$59.44	$47.69	$40.29
Common shareholders’ equity per share	26.02	21.75	19.81
Shares outstanding at end of period	27,933	27,808	27,900

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.
(2)	Noninterest expense less goodwill amortization, divided by net operating revenue.

Condensed Consolidated Balance Sheets
	(Unaudited)		(Unaudited)
	March 31	December 31	March 31
(Dollars in thousands)	2006	2005	2005

Assets
Cash and due from banks – noninterest-bearing	$93,281	$133,351	$89,981
Federal funds sold	460,500	325,000	1,410,600

Cash and Cash Equivalents	553,781	458,351	1,500,581
Securities:
Available-for-sale, at fair value
Common stocks	189,213	184,541	203,326
U.S. Government and agencies	3,743,236	3,228,016	829,156
Other securities	17,001	15,611	20,362
Held-to-maturity, at amortized cost	14,495	14,470	11,931

Total Securities	3,963,945	3,442,638	1,064,775
Loans, net of unearned income	4,685,437	4,524,511	3,006,345
Less: Allowance for loan losses	42,546	39,740	33,076

Loans, net	4,642,891	4,484,771	2,973,269
Premises and equipment, net	26,627	26,439	25,732
Accrued interest receivable and other assets	40,707	42,018	29,067
Goodwill, net of accumulated amortization	4,523	4,523	4,523

Total Assets	$9,232,474	$8,458,740	$5,597,947

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$291,774	$337,399	$257,936
Interest-bearing	7,704,093	6,928,430	4,365,513

Total Deposits	7,995,867	7,265,829	4,623,449
Long-term debt – subordinated debentures	384,028	358,254	280,932
Federal funds purchased	—	41,200	—
Other borrowings	5,482	21,593	8,588
Accrued interest payable and other liabilities	120,321	82,089	80,269

Total Liabilities	8,505,698	7,768,965	4,993,238
Shareholders’ Equity:
Common stock, $0.05 par value	1,397	1,396	1,390
Surplus	27,586	27,278	21,619
Equity – options outstanding	8,193	7,770	7,121
Retained earnings	641,550	609,334	531,231
Accumulated other comprehensive income	48,050	43,997	43,348

Total Shareholders’ Equity	726,776	689,775	604,709

Total Liabilities and Shareholders’ Equity	$9,232,474	$8,458,740	$5,597,947

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31

(In thousands, except per-share data)	2006	2005

Interest, Loan Fees, and Dividend Income:
Interest and fees on loans:
Taxable	$122,619	$67,091
Tax-advantaged	33	34
Federal funds sold	4,458	8,048
Securities:
Taxable	37,573	5,688
Dividends	2,112	1,641
Tax-advantaged	22	24

Total Interest, Loan Fees and Dividend Income	166,817	82,526

Interest Expense:
Deposits	76,392	27,358
Long-term debt – subordinated debentures	6,258	3,476
Other borrowings	352	143

Total Interest Expense	83,002	30,977

Net Interest Income	83,815	51,549
Provision for credit losses	3,000	—

Net Interest Income after Provision for Credit Losses	80,815	51,549

Noninterest Income:
Service charges on deposit accounts	2,787	2,975
Securities gains/(losses), net	(543)	2,672
Other income	553	568

Total noninterest income	2,797	6,215

Noninterest Expense:
Employee compensation and benefits	12,075	10,272
Net occupancy	1,036	1,005
Data processing	459	377
Depreciation – furniture & equipment	381	283
Other expenses	3,244	2,491

Total noninterest expense	17,195	14,428

Income before income taxes	66,417	43,336
Income tax expense	23,028	15,216

Net Income	$43,389	$28,120

Net Income Per Common Share:
Basic	$1.55	$1.01
Diluted	$1.50	$0.97
Weighted Average Common and Common Equivalent Shares Outstanding	29,009	28,861

Average Balance Sheets and Net Interest Margin (Unaudited)
	Three Months Ended March 31

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$3,914,009	$42,061	4.30%	$2,080,795	$13,770	2.65%
Common stocks (2)	187,154	2,908	6.22%	215,016	2,260	4.20%
Loans, net of unearned income (3)	4,611,536	122,669	10.64%	2,896,992	67,142	9.27%

Total earning assets	8,712,699	167,638	7.70%	5,192,803	83,172	6.41%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	118,186			112,648
Allowance for loan losses	(39,974)			(32,994)
Premises and equipment, net	26,575			25,558
Other assets, including goodwill	37,770			24,106

Total Assets	$8,855,256			$5,322,121

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$4,755,378	$50,770	4.27%	$1,575,324	$11,367	2.89%
Money market deposits	1,762,678	18,974	4.31%	1,601,191	10,693	2.67%
Brokered certificates of deposit	369,980	4,606	4.98%	480,811	3,997	3.33%
NOW deposits	318,581	1,859	2.33%	292,622	1,104	1.51%
Savings deposits	149,981	183	0.49%	161,786	197	0.49%

Total interest-bearing deposits	7,356,598	76,392	4.15%	4,111,734	27,358	2.66%
Long-term debt – subordinated debentures	359,113	6,258	6.97%	260,026	3,476	5.35%
Other borrowings (4)	20,529	352	NM	10,277	143	NM

Total interest-bearing liabilities	7,736,240	83,002	4.29%	4,382,037	30,977	2.83%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	317,522			267,658
Other liabilities	100,249			70,088
Shareholders’ Equity	701,245			602,338

Total Liabilities and Shareholders’ Equity	$8,855,256			$5,322,121

Interest income and loan fees/average earning assets	$8,712,699	$167,638	7.70%	$5,192,803	$83,172	6.41%
Interest expense/average interest-bearing liabilities	$7,736,240	83,002	4.29%	$4,382,037	30,977	2.83%

Net interest spread		$84,636	3.41%		$52,195	3.58%

Net interest margin			3.89%			4.02%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $8,000 and $10,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $796,000 and $619,000 for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $18,000 and $18,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

          Net Interest Income and Net Interest Margin

          Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus.  The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.  For the three months ended March 31, 2006, Corus’ net interest income increased to $83.8 million compared to $51.5 million for the same period in 2005.

          The increase in net interest income was primarily driven by substantial growth in average loans outstanding. Average loans outstanding for the three months ended March 31, 2006, were $4.6 billion, an increase of over $1.7 billion, or 59%, from the same period in 2005.  The growth in net interest income was also impacted by increases in loan fee income.  Loan fee income for the quarter ended March 31, 2006 were $24.2 million, a $6.6 million increase over the same period of 2005.

          While average loans outstanding for the quarter increased compared to the prior year contributing to significant increases in net interest income, the NIM, which is impacted by a complex interplay of the mix of earning assets and interest-bearing liabilities, declined.  The NIM for the three months ended March 31, 2006 was 3.89%, down 13 basis points from the prior year.

          The decline in the NIM reflects that, while some of the increase in average assets year-over-year was attributable to higher loan balances, more than half of the increase was invested in investment securities (what we term “Liquidity Management Assets” on the accompanying NIM tables).  These investments result in effectively a zero net interest margin since they earn roughly the same amount as Corus pays for the underlying funding.  Therefore, the growth in Liquidity Management Assets relative to the increase in loans caused a decrease in the NIM.

          With that said, the lower yield on Liquidity Management Assets is a direct reflection of their short term and very high quality. In order to have cash available at all times for our deposit and loan customers, the Company maintains high levels of liquid investments, in the form of high quality, short-term marketable securities and overnight loans to other major banks (i.e., Federal funds sold).  Maintaining large amounts of liquid investments is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations.

          Noninterest Income

          For the three months ended March 31, 2006, noninterest income decreased by $3.4 million, compared to the three months ended March 31, 2005.  The decrease primarily relates to lower security gains as described further below.

          Securities Gains/(Losses), net

          The following details the net securities gains/(losses) by source for the three months ended March 31, 2006 and March 31, 2005:

	Three Months Ended March 31

(in thousands)	2006	2005

Gains on common stocks (cash transactions)	$—	$1,849
Gains on common stocks (stock-for-stock)	—	810
Charge for “other than temporary” impairment	(543)	—
Mark-to-market adjustments on non-hedge derivatives	—	13

Total securities gains/(losses), net	$(543)	$2,672

          Charge for “other than temporary” impairment

          During the first quarter of 2006, Corus recorded a charge of $0.5 million related to “other than temporary” declines in value of a certain common stock held by Corus.  This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.

          Corus’ general practice is to recognize impairment losses on individual equity securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end.  The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be reasonably permanent in nature.  In these cases, Corus will recognize an impairment charge at the time such determination is made.  Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

          Gains on common stocks

          Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies.  Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company.  With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

          Noninterest Expense

          For the three months ended March 31, 2006, noninterest expense increased by $2.8 million compared to the same period in the prior year.  The increase was primarily driven by employee compensation and benefits, which have increased due to increases in commercial loan officer commission accruals, higher staffing levels and an increase in pension expense.

          In addition, with the continued growth in assets and deposits in 2006, several associated expenses increased as well.  These include higher costs for deposit insurance, postage, and the asset-based regulatory exam fee.  The increase in noninterest expense is also attributable to increases in various legal and professional fees.

          The first quarter of 2006 marks the first period in which most companies will be recognizing an expense for the fair value of share-based payments.  This is the result of adopting the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”  Corus adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003, using the “modified prospective method” described in Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.”  As such, Corus has recognized the expense associated with the fair value of stock options since that time.  For the periods ended March 31, 2006 and 2005, stock option expense totaled $0.5 million and $0.4 million, respectively.

          Common Stock Portfolio

          At March 31, 2006, Corus held investments in the common stocks of 18 financial industry companies valued at $189.2 million, including net unrealized gains of $79.2 million.  These investments are included in the available-for-sale classification.  The following is a list of Corus’ holdings as of March 31, 2006:

Corporation (dollars in thousands)	Shares Held	Market Value	Percentage of Portfolio

Amcore Financial Inc.	69,100	$2,185	1.2%
Amsouth Bancorporation	466,015	12,606	6.7
Associated Banc Corp.	121,179	4,118	2.2
Bank of America Corp	670,594	30,539	16.1
Bank of NY Co.	100,000	3,604	1.9
Citigroup Inc.	225,000	10,627	5.7
Comerica Inc.	264,300	15,321	8.1
Compass Bancshares Inc.	108,750	5,504	2.9
Fremont General Corp.	820,000	17,679	9.3
JP Morgan Chase & Co.	500,864	20,856	11.0
MAF Bancorp Inc.	204,850	8,966	4.7
Merrill Lynch & Co. Inc.	132,000	10,396	5.5
Morgan Stanley Dean Witter & Co.	82,000	5,151	2.7
National City Corp.	74,520	2,601	1.4
Regions Financial Corp.	143,554	5,049	2.7
SunTrust Banks Inc.	48,000	3,492	1.8
US Bancorp	268,870	8,200	4.3
Wachovia Corp.	398,191	22,319	11.8

Total		$189,213	100.0%

          During the three months ended March 31, 2006 Corus earned $2.1 million of dividend income on the stock portfolio compared to $1.6 million during the same period of 2005.  The increase was due to the timing of the recognition of dividend income.

          Securities Other Than Common Stocks

          Corus’ current asset/liability management philosophy is that all current security purchases, other than those required for regulatory purposes, are classified as available-for-sale or trading.  This is due to management’s belief that virtually all securities should be available to be sold in conjunction with Corus’ liquidity and asset/liability management strategies.

          At March 31, 2006, available-for-sale securities other than common stocks increased to $3.8 billion due mainly to Corus’ increased investment in short-term U.S. agency securities.  As of March 31, 2006, the entire available-for-sale portfolio with stated maturities was scheduled to mature within one year.

          Loan Portfolio

          The following table details the composition of Corus’ outstanding loans:

	March 31, 2006		December 31, 2005		March 31, 2005

(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Commercial real estate:
Senior construction	$2,344,789	50%	$2,157,955	48%	$1,327,162	44%
Senior non-construction	2,115,646	45	2,114,037	46	1,422,181	47
Mezzanine	130,147	3	132,432	3	115,145	4

Total commercial real estate	4,590,582	98	4,404,424	97	2,864,488	95
Commercial	62,160	1	84,381	2	93,520	3
Residential real estate and other	32,695	1	35,706	1	48,337	2

Loans, net of unearned income	$4,685,437	100%	$4,524,511	100%	$3,006,345	100%

          Commercial Real Estate Lending

          Commercial real estate loans are comprised of senior construction, senior non-construction, and mezzanine loans. Senior construction loans typically have stated maturities ranging from 2 to 4 years.  The loans are funded throughout the term as construction progresses.  These loans consist of both new construction projects and condominium conversion projects where extensive renovation is planned (those with less extensive renovations required are included in non-construction, as discussed below).

          Senior non-construction loans generally have shorter stated maturities, typically in the range of 1 to 3 years.  The majority of these non-construction loans are to borrowers in the business of converting apartments to condominiums with less extensive renovation efforts.  These loans are typically fully funded at the outset and paid down as the condominiums are sold.  The remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings, or apartment projects.

          Corus’ mezzanine loans are essentially second mortgage loans on commercial real estate projects and are all subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

          At March 31, 2006, funded commercial real estate loans totaled $4.6 billion, an increase of $1.7 billion, or 60%, compared to March 31, 2005.  Including commitments, the commercial real estate loan portfolio totaled $9.0 billion at March 31, 2006, a 43% increase over the March 31, 2005 balance. Corus’ commitments are primarily comprised of unfunded portions of commercial real estate senior construction loans.

          Commercial Real Estate Loan Portfolio

	March 31, 2006		December 31, 2005		March 31, 2005

(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Funded commercial real estate loans, net	$4,590,582	51%	$4,404,424	53%	$2,864,488	46%
Commitments:
Loans - unfunded portion	3,814,648	42	3,526,940	42	2,857,456	45
Commitment letters(1)	592,753	7	399,872	5	587,980	9
Letters of credit	2,833	—	8,495	—	5,687	—

Total	$9,000,816	100%	$8,339,731	100%	$6,315,611	100%

(1) Commitment letters are pending loans for which commitment letters have been issued to the borrower.  These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

          Commercial Real Estate Loans – Originations

          Corus originated 23 loans with commitments aggregating $1.3 billion in the first quarter of 2006, an increase of $0.2 billion compared to the commitment amount of $1.1 billion from the 21 loans originated during the first quarter of 2005.  An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded).  The non-construction loans are largely funded at the time of closing. In contrast, construction loan funds are often not drawn by the borrower at the closing but rather over an extended period of time as the project is built. Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

          Commercial Real Estate Loans – Paydowns/Payoffs

          Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $856 million during the first quarter of 2006, compared to $569 million during the same period in 2005. The timing of loan paydowns is inherently difficult to predict.

          The following tables break out the commercial real estate loan portfolio by size, property type, and location:

          Commercial Real Estate Loans - By Size

	As of March 31, 2006

		Total Commitment(1)
	# of Loans
(dollars in millions)		Amount	%

$140 million and above	5	$775	9%
$100 million to $140 million	14	1,643	18
$60 million to $100 million	34	2,622	29
$20 million to $60 million	89	3,407	38
$1 million to $20 million	53	535	6
Less than $1 million	NM	19	—

Total	195	$9,001	100%

          Commercial Real Estate Loans - By Property Type

	As of March 31, 2006

		Total Commitment(1)
	# of Loans
(dollars in millions)		Amount	%

Condominium:
Construction	97	$5,954	66%
Conversion	68	2,244	25

Condominium Total	165	8,198	91
Office	9	306	3
Hotel	9	276	3
Rental apartment	4	63	1
Other	8	139	2
Loans less than $1 million	NM	19	—

Total	195	$9,001	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

          Commercial Real Estate Loans - By Major Metropolitan Area

	As of March 31, 2006

		Total Commitment(1)
	# of Loans
(dollars in millions)		Amount	%

Florida:
Miami/Southeast Florida	23	$1,517	17%
Orlando	11	436	5
Tampa	4	221	2
Other Florida	10	587	7

Florida Total	48	2,761	31
California:
Los Angeles	17	762	8
San Diego	16	688	8
San Francisco	5	209	2
Sacramento	2	83	1

California Total	40	1,742	19
New York City	21	1,136	13
Washington, D.C.(2)	22	1,054	12
Las Vegas	10	673	7
Atlanta	11	366	4
Chicago	12	358	4
Phoenix / Scottsdale	10	279	3
Other(3)	21	613	7
Loans less than $1 million	NM	19	—

Total	195	$9,001	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

          Commercial Real Estate Loans Pending

          Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion.  In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages.  It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

          Commercial Real Estate Loans Pending

	March 31, 2006		December 31, 2005		March 31, 2005

(dollars in millions)	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount

Commitment Accepted (1)	4	$290	6	$395	4	$269
Commitment Offered (1)	2	336	1	23	6	366
Application Received	15	1,393	22	2,087	16	889
Application Sent Out	17	1,571	11	866	13	1,025
Term Sheet Issued	24	2,306	40	3,097	50	3,530

Total	62	$5,896	80	$6,468	89	$6,079

(1) These amounts are also included in the Commercial Real Estate Loan Portfolio table of this report.

          In total, loans pending have decreased slightly from the same period in 2005.  However, the average commitment amount for the pending loans has increased significantly to $95 million at March 31, 2006, compared to $68 million at March 31, 2005.  The increase reflects management’s focus on larger loans.

          Commercial Lending

          Commercial loans are primarily loans to Corus’ customers in the check cashing industry.  Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

          Residential Real Estate and Other Lending

          Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.”  Minimal new originations are expected.

          Allowance for Credit Losses

          The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses.  The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.  In the aggregate, the Allowance for Credit Losses had a balance of $48.0 million at March 31, 2006, which was comprised of a $42.5 million Allowance for Loan Losses and a $5.5 million Liability for Credit Commitment Losses.  The ratio of the Allowance for Loan Losses to funded loans at March 31, 2006, was 0.91% compared to 1.10% at March 31, 2005.

          In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $3.0 million in the first quarter of 2006.  The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors.

          A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended March 31

(in thousands)	2006	2005

Balance at beginning of period	$44,740	$37,882
Provision for credit losses	3,000	—
Charge-offs	(20)	(128)
Recoveries	326	322

Balance at March 31	$48,046	$38,076

          Commercial Real Estate Loan Charge-offs ––– 10-Year History

(in thousands) Period	Charge-offs

2006 (1st Qtr)	$0
2005	0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350

Total Charge-offs	$429

          Corus has had particularly impressive results with commercial real estate lending.  In fact, there have been zero charge-offs in the past six years, and de minimus charge-offs over the past 10 years.  However, Corus anticipates that at some point there will be charge-offs relating to its commercial real estate loan portfolio (see Commercial Real Estate Risk Analysis for further discussion of this topic).

          Nonaccrual, Past Due, OREO and Restructured Loans

(in thousands)	March 31 2006	December 31 2005	March 31 2005

Nonaccrual	$72	$73	$75
Loans 90 days or more past due	321	544	3,504

Total Nonperforming Loans	$393	$617	$3,579
Other real estate owned (“OREO”)	—	—	—

Total Nonperforming Assets	$393	$617	$3,579

Troubled debt restructurings*	—	14,727	22,639
Total Nonperforming Loans/Total Loans	0.01%	0.01%	0.12%
Total Nonperforming Assets/Total Assets	0.00%	0.01%	0.06%

* to the extent not included in either nonaccrual or loans 90 days or more past due

          Nonperforming loans, which include nonaccrual loans and loans past due by 90 days or more are minimal.  As of March 31, 2005, the company had two loans classified as Troubled Debt Restructurings.  These loans have both since paid off and no loss was incurred.

          Deposits

          The following table details the composition of deposit products by type:

(in thousands)	March 31 2006		December 31 2005		March 31 2005

Retail certificates of deposit	$5,014,909	63%	$4,444,539	61%	$1,901,941	41%
Money market	1,854,334	23	1,640,449	23	1,546,442	33
Brokered certificates of deposit	362,241	5	379,452	5	460,458	10
NOW	324,967	4	312,220	4	295,913	6
Demand	291,774	4	337,399	5	257,936	6
Savings	147,642	1	151,770	2	160,759	4

Total	$7,995,867	100%	$7,265,829	100%	$4,623,449	100%

          Deposits continued to grow in the first quarter of 2006 resulting in net growth of $730 million for the three months ended March 31, 2006. The growth is primarily supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at market-leading rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers.

          The retention of existing deposits continues to be a major focus of the Bank. While the results to-date have been encouraging, there are no guarantees that account retention will remain high over the long term.

          At March 31, 2006, approximately 62% of the Bank’s $7.6 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market.  Total retail deposits consisted of approximately 179,000 accounts.

          Long-Term Debt – Subordinated Debentures

          During the first quarter of 2006, Corus issued an additional $25.8 million of floating rate junior subordinated notes.  Including the current quarter’s issuance, Corus now has $384.0 million in floating rate junior subordinated notes (the “Debentures”).  Consistent with the prior issuances, the current quarter’s Debentures were issued to a newly formed wholly-owned finance subsidiary which simultaneously issued Trust Preferred securities (the terms of the Debentures and the Trust Preferred securities are essentially identical).

          The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events).  Interest payments on the Debentures are payable quarterly.  So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the trust preferred agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

          If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

          The Debentures include interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10%, resetting quarterly.

          Other Borrowings

          Corus has a revolving line of credit for up to $100 million at an interest rate of LIBOR plus 140 basis points with interest payments due quarterly.  A fee at an annual rate of 25 basis points of the average unused commitment is also due quarterly.  The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank.  The line of credit is intended to be available to the holding company to fund commitments it has with respect to loan participations entered into with the Bank.  As of March 31, 2006, the line of credit had a balance of $5.2 million.

          Liquidity

          Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

          Bank Holding Company

          Sources

          At March 31, 2006, the parent company had $228.2 million of cash and marketable securities compared to $210.4 million one year earlier.  Of this $228.2 million, $213.4 million is unencumbered and available to fulfill cash needs.  Net of taxes, liquidation of this portfolio would generate cash of $181.1 million.

          Over the past several years, the parent company’s main source of cash has been the issuance of a unique form of long-term debt.  These debt instruments are commonly referred to as “Trust Preferred” securities.  The Trust Preferred securities are actually issued by Corus’ unconsolidated subsidiary trusts, the proceeds of which are used to purchase Debentures from Corus with terms comparable to the Trust Preferred securities.  This debt appears on Corus’ financial statements as “Long-Term Debt — Subordinated Debentures.”  Please refer to the Long-Term Debt — Subordinated Debentures section of this report for a more detailed discussion of these securities.

          The “pooling” structure available for Trust Preferred securities (where a group of 25 or more banks issue concurrently into one larger “pool”) has allowed Corus to access the capital markets even though it currently has no debt ratings or ratings outlook from any of the major ratings agencies.  To the extent that the Bank’s total loans outstanding grow, it is likely, based on management’s internal capital goals, that the Company would seek to issue additional Trust Preferred securities in the future.  While this has been a reliable source of capital in the recent past, there is no assurance that it will be available to Corus in the future.

          All of the outstanding Trust Preferred securities, as well as the associated Debentures, are variable-rate and, as such, management cannot say with certainty what the interest payments on the Debentures, and as a result, the distributions on the Trust Preferred securities, will be in the future.  However, based on March 31, 2006, market interest rates, the distributions to holders of Corus’ Trust Preferred securities would be approximately $28 million per annum.  To the extent the Company issues more Trust Preferred securities and/or short-term interest rates increase from March 31, 2006 levels, the associated interest expense could be materially different.

          An important aspect of the Trust Preferred securities and the Debentures is a provision that allows for deferral of interest payments on the Debentures, and in turn, the distributions on the Trust Preferred securities, for up to five consecutive years without triggering an event of default (this provision is subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock).

          Prior to issuing Trust Preferred securities, the parent company’s main source of cash had been dividends from the Bank.  However, more recently, the Bank has experienced tremendous growth in loans and total assets, which has resulted in an increase in the Bank’s capital goals.  Because the growth in the Bank’s capital goals has outpaced the earnings of the Bank, dividends from the Bank have not been a main source of cash to the parent company during this period and, in fact, the parent has infused cash into the Bank.

          In general the Bank’s ability to pay dividends to the parent company is dependent on its ability to generate earnings and to meet various regulatory restrictions.  At March 31, 2006, the Bank had $186.2 million available to pay in dividends to the parent company without prior regulatory approval while maintaining capital levels that would be classified as “well capitalized” by the banking regulators.  Well capitalized is the highest capital classification as defined by the regulators (see below note regarding “Regulatory Well-Capitalized Classification” for further information).  Furthermore, management has set capital goals for the Bank that exceed regulatory minimums.  In other words, management might not pay dividends from the Bank although it would be allowed to do so by regulators.

          Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, interest and fees earned from loan participations, and, as described above, cash that could be generated from sales of equity securities.

          Regulatory Well-Capitalized Classification

          The Bank’s capital classification is determined solely for the purpose of applying PCA, hereinafter defined.  The Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”), a major overhaul in the laws and regulations governing banks, introduced many new legal and regulatory frameworks.  Some of the more significant aspects of the Act are the provisions collectively referred to as Prompt Corrective Action (“PCA”).  The PCA provisions were motivated by a Congressional desire to reduce the potential for future regulatory/supervisory forbearance and, hopefully, failure costs in the banking industry.  What this means, among other things, is that banking regulators have the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate.  That is, the Bank’s capital classification is determined solely for the purpose of applying PCA and that classification may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

          Uses

          During the last few years, one of the parent company’s primary uses of cash has been infusions into the Bank.  These infusions, which have increased the Bank’s equity and thus capital, have supported the Bank’s growth.  The increased capital has, in turn, given rise to an increase in the Bank’s legal lending limit, allowing the Bank to make larger commercial real estate loans.

          Other major uses of cash at the parent company include the payment of dividends to shareholders, interest and principal payments on debt, share repurchases, and the payment of operating expenses.

          Finally, the parent company requires cash to fund loan participations entered into with the Bank for loans that exceed the Bank’s legal lending limit.  As of March 31, 2006, the parent company had committed to $53.5 million of loan participations with the Bank, $48.0 million of which were unfunded at that time.  In order to fund these commitments, should funding be required, the parent company would draw on its $100 million line of credit.

          Subsidiary Bank

          At March 31, 2006, the Bank’s liquid assets totaled $4.3 billion, or 47.4%, of its total assets versus $2.3 billion, or 43.3% of total assets at March 31, 2005.

          Sources

          Management currently anticipates that its primary sources of cash will be (not necessarily listed in order of priority): normal paydowns on the existing loan portfolio, the liquidation of existing investment securities, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, capital infusions, and the issuance of additional brokered certificates of deposit (“BRCDs”).  Corus’ ability to issue BRCDs in the future could be limited if, among other reasons, the Bank were to experience credit problems or fail to maintain its well-capitalized status.

          Uses

          The Bank’s current principal use of cash is to fund commercial real estate loans, both new loans as well as drawdowns of existing unfunded loan commitments.  At March 31, 2006, the Bank had unfunded commercial real estate loan commitments of $4.4 billion.  While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 36 months, although such fundings could occur more rapidly.

          In addition to funding commercial real estate loans, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses.  Recently, the Bank has experienced significant deposit growth, primarily from retail certificates of deposit (“CDs”) with maturities of one year or less. These new deposits, as a result of their short-term nature, present greater liquidity risk than do longer term funding options.  While the deposit growth has been very strong, deposits could shrink in the future, perhaps materially, and the Bank must be prepared to fund those withdrawals.  Towards that end, the Bank internally allocates a substantial pool of its investment securities against deposits.  The investment securities are allocated against retail deposits in total rather than attempting to assign different liquidity levels by product type, maturity, or other factors.

          Commercial Real Estate Risk Analysis

          The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure.  Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

          Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur.  The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off.  This point bears repeating — the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.  Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

          As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s.  The analysis assumes, based on information collected from various regulatory and industry sources, that condominiums will be worth 60% to 80% of cost (not appraised value).  Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above.  Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession.

          While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.  Note that this analysis is not predicated upon when, or how often, serious recessions may occur, but rather upon the anticipation of such events.

          Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

(in millions)	March 31 2006	December 31 2005	March 31 2005

CRE Loans & Unfunded Commitments
CRE loans outstanding	$4,591	$4,404	$2,864
Unfunded commitments	4,410	3,936	3,451

CRE loans & unfunded commitments	$9,001	$8,340	$6,315

Potential Defaults & Losses
CRE loans & unfunded commitments	$9,001	$8,340	$6,315
Probability of Default (POD) (1)	17%	16%	16%

Potential CRE loans that could default	1,514	1,341	979
Loss Given Default (LGD) (1)	19%	18%	17%

Potential losses that could occur	$282	$239	$169

Nonperforming Loans
Potential CRE loans that could default	$1,514	$1,341	$979
Potential losses that could occur	(282)	(239)	(169)

Potential remaining CRE nonperforming loans	$1,232	$1,102	$810

(1) The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

          The internal loan rating system projects that under a stress scenario, the Bank could have $1.5 billion of defaulted CRE loans and $282 million of these loans could be charged off.  These are large figures, however it is essential to understand that the Bank underwrites all of its CRE loans with the potential for such a recession in mind.  The Bank factors in such an economic loss expense, based on each loan’s particular attributes, when underwriting all CRE loans.  While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this potential “cost” into the profitability of our loans.

          Note that while the POD and LGD percentages are slightly higher than last year’s figures, rounding has exaggerated the actual change.  Further, please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty.  This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future.  While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

SOURCE  Corus Bankshares Inc.
          -0-                                                                 04/17/2006
          /CONTACT:  Tim Taylor, Chief Financial Officer of Corus Bankshares Inc., +1-773-832-3470, or ttaylor@corusbank.com /
          /First Call Analyst: /
          /FCMN Contact: lnunez@corusbank.com /
          /Web site:  http://www.corusbank.com /
          (CORS)